                                                                    EXHIBIT 23.2


We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-21237 of Aon Corporation and Aon Capital A (Registration Statement) on Form S-4 of our report dated February 14, 1996 on the consolidated balance sheets of Alexander & Alexander Services, Inc. as of December 31, 1995 and 1994, and the results of operations and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP


/s/ Deloitte & Touche LLP
-------------------------

Baltimore, Maryland
March 24, 1997